EXHIBIT 16.1
[KPMG LLP Letterhead]

December 21, 2015
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Building Materials Holding Corporation (BMC) and, under the date of March 12, 2015, we reported on the consolidated financial statements of BMC as of and for the years ended December 31, 2014 and 2013. On December 15, 2015, we were dismissed. We have read BMC Stock Holdings Inc.’s (the Company) statements included under Item 4.01 of its Form 8-K dated December 21, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that the Audit Committee approved the engagement of PricewaterhouseCoopers LLP; that the merger of BMC and the Company was treated as a reverse acquisition for accounting purposes and the historical financial statements of BMC will become the historical financial statements of the Company; or that the Company did not consult with PricewaterhouseCoopers LLP in regard to BMC’s financial statements with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on BMC’s financial statements, and neither a written report was provided to BMC or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by BMC in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.
Very truly yours,
/s/ KPMG LLP

Boise, ID